SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                            (Amendment No.__1_____)*


                                Tut Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   901103 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]    Rule 13d-1(b)

      [ ]    Rule 13d-1(c)

      [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 12 Pages
                            Exhibit Index on page 11

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 901 103 101                                             13 G                  Page 2 of 12 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard IV, L.P. ("Vanguard IV")
                      Tax ID Number:    77-0316839
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        0 shares
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 901 103 101                                             13 G                  Page 3 of 12 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Vanguard Venture Partners, L.P. ("VVP")
                      Tax ID Number:    77-0316838
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        0 shares
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       0
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 901 103 101                                             13 G                  Page 4 of 12 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Jack M. Gill ("Gill")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          24,073 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        0 shares
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  7        SOLE DISPOSITIVE POWER
                                              24,073 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,073
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.15%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 901 103 101                                             13 G                  Page 5 of 12 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Curtis K. Myers ("Myers")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          15,449 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        0 shares
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  7        SOLE DISPOSITIVE POWER
                                              15,449 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       15,449
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.09%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     ---------------------------------------
CUSIP NO. 901 103 101                                             13 G                  Page 6 of 12 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Clifford H. Higgerson ("Higgerson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)   [ ]        (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          29,761 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH             6        SHARED VOTING POWER
             REPORTING                        0 shares
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  7        SOLE DISPOSITIVE POWER
                                              29,761 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       29,761
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.19%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

-------------------------------                     ----------------------------
CUSIP NO. 901 103 101                  13 G              Page 7 of 12 Pages
-------------------------------                     ----------------------------



ITEM 1(a).        NAME OF ISSUER:

                  Tut Systems, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2495 Estand Way
                  Pleasant Hill, CA 94523

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Vanguard Associates IV, L.P., a Delaware limited partnership, ("Vanguard IV"), Vanguard Venture Partners, a Delaware limited partnership, ("VVP"), and Jack M. Gill ("Gill"), Curtis K. Myers ("Myers"), and Clifford
                  H. Higgerson ("Higgerson"), the general partners of VVP. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Vanguard Venture Partners
                  525 University Avenue, Suite 600
                  Palo Alto, California 94301

ITEM 2(c)         CITIZENSHIP:

                  Vanguard IV and VVP are Delaware limited partnerships. Gill, Myers and Higgerson are United States citizens

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  901103 10 1

ITEM 3.           Not Applicable

-------------------------------                     ----------------------------
CUSIP NO. 901 103 101                  13 G              Page 8 of 12 Pages
-------------------------------                     ----------------------------


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

ITEM 1.  (a)          Amount beneficially owned:

                      See Row 9 of cover  page for each  Reporting
Person.

ITEM 2.  (b)          Percent of Class:

                      See Row 11 of cover page for each  Reporting
Person.

ITEM 3.  (c)          Number of shares as to which such person has:

                          (i)   Sole power to vote or to direct the vote:

                                See Row 5 of cover page for each Reporting
                                Person.

                          (ii)  Shared power to vote or to direct the vote:

                                See Row 6 of cover page for each Reporting
                                Person.

                          (iii) Sole power to dispose or to direct the
                                disposition of:

                                See Row 7 of cover page for each Reporting
                                Person.

                          (iv) Shared power to dispose or to direct the disposition of:

                                See Row 8 of cover page for each Reporting
                                Person.

-------------------------------                     ----------------------------
CUSIP NO. 901 103 101                  13 G              Page 9 of 12 Pages
-------------------------------                     ----------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].



ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of Vanguard IV and VVP, the general and limited partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

-------------------------------                     ----------------------------
CUSIP NO. 901 103 101                  13 G              Page 10 of 12 Pages
-------------------------------                     ----------------------------


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2001


                                         VANGUARD IV, a Delaware Limited
                                         Partnership


                                         By:    /s/ Clifford H. Higgerson
                                                --------------------------------
                                                Clifford H. Higgerson
                                                Authorized Signatory


                                         Vanguard Venture Partners, a Delaware
                                         Limited Partnership


                                         By:    /s/ Clifford H. Higgerson
                                                --------------------------------
                                                Clifford H. Higgerson
                                                Authorized Signatory


                                                   Jack M. Gill


                                         By:    /s/ Jack M. Gill
                                                --------------------------------
                                                Jack M. Gill



                                                Curtis K. Myers


                                         By:    /s/ Curtis K. Myers
                                                --------------------------------
                                                Curtis K. Myers


                                          Clifford H. Higgerson


                                         By:    /s/ Clifford H. Higgerson
                                                --------------------------------
                                                Clifford H. Higgerson

-------------------------------                     ----------------------------
CUSIP NO. 901 103 101                  13 G              Page 11 of 12 Pages
-------------------------------                     ----------------------------


                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 12

                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Tut Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 2001

February 9, 2001                     VANGUARD IV, a Delaware Limited Partnership


                                     By:    /s/ Clifford H. Higgerson
                                            ----------------------------------
                                            Clifford H. Higgerson
                                            Authorized Signatory


February 9, 2001                     Vanguard Venture Partners, a Delaware
                                     Limited Partnership


                                     By:    /s/ Clifford H. Higgerson
                                            ----------------------------------
                                            Clifford H. Higgerson
                                            Authorized Signatory


February 9, 2001                     Jack M. Gill


                                     By:    /s/ Jack M. Gill
                                            ----------------------------------
                                            Jack M. Gill



February 9, 2001                     Curtis K. Myers


                                     By:    /s/ Curtis K. Myers
                                            ----------------------------------
                                            Curtis K. Myers


February 9, 2001                     Clifford H. Higgerson


                                     By:    /s/ Clifford H. Higgerson
                                            ----------------------------------
                                            Clifford H. Higgerson